Exhibit 99.1

Super Micro Computer Inc. Provides Second Quarter Financial Update and Schedules Conference Call and Webcast for Final Second Quarter Fiscal 2012 Financial Results

SAN JOSE, Calif., January 10, 2012 (BUSINESS WIRE) — Super Micro Computer, Inc. (NASDAQ:SMCI), the leader in server technology innovation and green computing, today provided preliminary information regarding its financial results for the second fiscal quarter ended December 31, 2011.

The Company also announced that it will release final second quarter fiscal 2012 financial results on Tuesday, January 24, 2012, immediately after the close of regular trading, followed by a teleconference beginning at 2:00 p.m. (Pacific Time).

The Company now anticipates that it will report revenue for its second quarter of fiscal 2011 in the range of $249 to $250 million. This compares to the company’s previous guidance range of $260 to $280 million.

Non-GAAP gross margin is expected to be approximately 17%. Gross margin was higher principally due to product mix.

The Company anticipates that it will report non-GAAP operating expenses for the second fiscal quarter between $2.6 million and $2.7 million higher than for the first fiscal quarter. The increase was primarily due to research and development costs in advance of upcoming product launches and costs related to expansion overseas and in the U.S.

The Company also anticipates that its non-GAAP earnings per share will be in a range of $0.24 to $0.25. This compares to the company’s previous guidance of $0.27 to $0.32. The Company ended the second quarter of fiscal 2012 with approximately $106 million in cash and cash equivalents, and short and long term investments compared to $96 million at the end of first quarter of fiscal 2012.

“The December quarter was challenging principally due to the flooding in Thailand and the effects on our HDD supply chain. We were unable to fulfill customer demand due to the lack of HDD’s, which prevented us from achieving our quarter targets” said Charles Liang, CEO of Supermicro. “Nevertheless, during the quarter, we continued to invest in R&D and are now able to offer the broadest product offering in the industry for the Sandybridge launch later this quarter. Also, we opened our new Taiwan facility which will lower our cost, and improve business efficiency and speed to deliver products to our customers. We also expanded our warehouse and R&D facility capacity in the USA. Demand for our products is strong and we are excited about our strong position especially when HDD supply recovers and Sandybridge is launched. We will provide more details on the second quarter financial performance at the time of our earnings call later this month.”

Conference Call/Webcast Information for Tuesday, January 24, 2012

Supermicro will hold a teleconference to announce its final second fiscal quarter financial results on Tuesday, January 24, 2012, beginning at 2:00 p.m. Pacific Time. Those wishing to participate in the conference call should call 1-888-812-8589 (international callers dial 1-913-312-0407) a few minutes prior to the call’s start to register. A replay of the call will be available through 11:59 p.m. (Eastern Time) on Tuesday, February 7, by dialing 1-877-870-5176 (international callers dial 1-858-384-5517) and entering replay PIN 4396394.

Live or archived webcasts of Events can be accessed via the Internet at www.supermicro.com/IR.

About Super Micro Computer, Inc.

Supermicro® (NASDAQ: SMCI), a global leader in high-performance, high-efficiency server technology innovation is a premier provider of end-to-end green computing solutions for Enterprise IT, Datacenter, Cloud Computing, HPC and Embedded Systems worldwide. Supermicro’s advanced server Building Block Solutions® offers a vast array of modular, interoperable components for building energy-efficient, application-optimized computing solutions. This broad line of products includes servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage technologies, networking solutions and SuperRack® cabinets/accessories. Architecture innovations include Twin Architecture, SuperServer®, SuperBlade®, MicroCloud, Super Storage Bridge Bay (SBB), Double-Sided Storage™, Universal I/O (UIO) and WIO expansion technology all of which deliver unrivaled performance and value. Supermicro is committed to protecting the environment through its “We Keep IT Green®” initiative by providing customers with the most energy-efficient, environmentally-friendly solutions available on the market. Founded in 1993, Supermicro is headquartered in Silicon Valley with worldwide operations and manufacturing centers in Europe and Asia. For more information, visit www.supermicro.com.

Supermicro, Building Block Solutions, SuperServer, SuperBlade, SuperRack, Double-Sided Storage and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

Investor Relations Contact:

Perry G. Hayes

SVP, Investor Relations

Super Micro Computer, Inc.

(408) 895-6570

PerryH@Supermicro.com

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